Exhibit 99.1
Owens Corning Delivers Net Sales of $2.8 Billion; Generates Net
Earnings of $285 Million and Adjusted EBIT of $588 Million

TOLEDO, Ohio – August 6, 2024 – Owens Corning (NYSE: OC), a global residential and commercial building products leader, today reported second-quarter 2024 results. These results include performance of the company’s newly added Doors segment, which was established following the May 15 acquisition of Masonite International Corporation, a leading provider of doors and door systems.

•Reported Net Sales of $2.8 Billion, a 9% Increase from Prior Year, with Newly Acquired Doors Business Contributing $311 Million in Revenue

•Generated Net Earnings Margin of 10%, Adjusted EBIT Margin of 21%, and Adjusted EBITDA Margin of 27%

•Delivered Diluted EPS of $3.24 and Adjusted Diluted EPS of $4.64

•Produced Operating Cash Flow of $493 Million and Free Cash Flow of $336 Million

•Returned $52 Million to Shareholders through Dividends

“Owens Corning delivered another outstanding quarter, generating strong margins and cash flow while completing the acquisition of Masonite and continuing our review of glass reinforcements,” said Chair and Chief Executive Officer Brian Chambers. “Through our talented people and highly valued customer partnerships, we continue to outperform the market as we transform and grow into an even stronger residential and commercial building products company for the future.”

Enterprise Performance

($ in millions, except per share amounts)	Second-Quarter				Six Months
	2024	2023	Change		2024	2023	Change
Net Sales	$2,789	$2,563	$226	9%	$5,089	$4,894	$195	4%
Net Earnings Attributable to OC	285	345	(60)	(17%)	584	728	(144)	(20%)
As a Percent of Net Sales	10%	13%	N/A	N/A	11%	15%	N/A	N/A
Adjusted EBIT	588	534	54	10%	1,026	895	131	15%
As a Percent of Net Sales	21%	21%	N/A	N/A	20%	18%	N/A	N/A
Adjusted EBITDA	742	664	78	12%	1,307	1,151	156	14%
As a Percent of Net Sales	27%	26%	N/A	N/A	26%	24%	N/A	N/A
Diluted EPS	3.24	3.78	(0.54)	(14%)	6.63	7.94	(1.31)	(16%)
Adjusted Diluted EPS	4.64	4.25	0.39	9%	8.22	7.03	1.19	17%
Operating Cash Flow	493	494	(1)	—%	517	330	187	57%
Free Cash Flow	336	372	(36)	(10%)	208	50	158	316%

Enterprise Strategy Highlights

•Owens Corning sustained a high level of safety performance in second-quarter 2024, with a recordable incident rate (RIR) of 0.46. This excludes the Doors business, which will be integrated into company safety reporting in 2025.

•On May 15, Owens Corning announced the completion of its acquisition of Masonite International Corporation. The transaction strengthens Owens Corning’s position as a market leader in building and construction materials and increases its offering of branded residential building products to customers. Integration is in progress and includes planned delivery of $125 million of enterprise cost synergies over time.

•Owens Corning continues to make progress on the review of strategic alternatives for its global glass reinforcements business.

Cash Returned to Shareholders

•During the second quarter, the company returned $52 million to shareholders through a cash dividend.

•As a result of its disciplined capital allocation strategy following the completion of the Masonite acquisition, Owens Corning finished the second quarter with net debt-to-adjusted EBITDA leverage toward the low end of its target range of 2-3x.

•Owens Corning’s capital allocation strategy is unchanged, and the company remains committed to returning approximately 50% of cash to shareholders over time through a combination of share repurchases and dividends.

“In the second quarter, we built on the strength of our first-quarter results to grow earnings and expand margin. Our year-over-year growth is the result of strong commercial execution and manufacturing performance by our outstanding teams as well as the strategic choice to acquire Masonite,” said Executive Vice President and Chief Financial Officer Todd Fister. "Moving forward, we remain committed to maintaining our investment grade balance sheet through a balanced capital allocation strategy that continues to return cash to shareholders and positions our company for long-term success.”

Second-Quarter Business Performance

•In the second quarter, the company increased earnings with strong performance in each of its businesses and grew revenue as a result of the acquisition of Masonite.

•Roofing net sales decreased 2% to $1.1 billion compared with second-quarter 2023, as lower volumes were largely offset by positive price realization and favorable mix. Shingles volume, down modestly, outperformed the market. Additionally, volume was impacted by the exit of protective packaging and lower components sales as distributors reset inventory in the channel. EBIT increased $35 million to $373 million, with 34% EBIT margin and 35% EBITDA margin, as the result of strong commercial execution leading to positive price realization and favorable mix.

•Insulation net sales increased 1% to $916 million compared with second-quarter 2023, as demand in the segment’s North American business was strong while its European business was impacted by the weaker macro environment. Positive price and favorable mix were slightly offset by lower volumes, primarily in Europe. EBIT increased $20 million to $183 million, with 20% EBIT margin and 26% EBITDA margin, as positive price, favorable delivery and favorable mix offset lower volumes and costs to evaluate capacity expansion within the U.S. fiberglass network.

•Doors, which reported for the period May 15 through June 30, generated net sales of $311 million. This does not include any revenue from Masonite’s architectural segment which was divested prior to Owens Corning’s acquisition of the company. The business is performing in line with the company’s expectations, despite market pressure in North America and Europe. EBIT was $34 million, with 11% EBIT margin, as the $11 million impact of purchase accounting was partially offset by one-time benefits. EBITDA was $61 million with 20% margin.

•Composites net sales decreased 12% to $546 million compared with second-quarter 2023, as the result of lower volume from softer end markets and price declines in glass reinforcements. EBIT decreased $26 million to $61 million, resulting in 11% EBIT margin and 19% EBITDA margin, as lower price and volumes in glass reinforcements, as well as the impact of production downtime, was partially offset by favorable manufacturing and delivery costs.

Third-Quarter 2024 Outlook

•The key economic factors that impact the company’s business are U.S. residential repair and remodeling activity, U.S. housing starts, global commercial construction, and global industrial production.

•Owens Corning expects its North American building and construction markets to remain healthy in the near-term. The company expects ongoing demand for single-family new construction given the overall need for housing, and the high price and low availability of existing homes for sale. Non-discretionary repair and remodeling activity is expected to drive solid demand while discretionary repair and remodeling activity remains soft. Outside North America, macroeconomic trends and geopolitical tensions continue to result in slow global economic growth.

•For the third-quarter 2024, the company expects overall performance to result in net sales growth of low-20 percent. This includes overall revenue for the legacy business in line with third quarter 2023 plus the addition of a full quarter of revenue for the Doors segment. The enterprise is expected to generate EBIT margin in the high teens with EBITDA margin in the low-20 percent range.

Current 2024 financial outlook is presented below.

General Corporate Expenses	$255 million to $265 million(1)
Interest Expense	$210 million to $220 million(2)
Effective Tax Rate on Adjusted Earnings	24% to 26%
Capital Additions	Approximately $650 million(3)
Depreciation and Amortization	Approximately $650 million(3)

The above outlook excludes the impact of any acquisitions or divestitures not yet completed.

(1) Previously $240 million to $250 million
(2) Previously $70 million to $80 million
(3) Previously approximately $550 million

Second-Quarter 2024 Conference Call and Presentation
Tuesday, August 6, 2024
9 a.m. Eastern Time

All Callers
•Live dial-in telephone number: U.S. 1.833.470.1428; Canada 1.833.950.0062; and other international +1.404.975.4839.
•Entry number: 688625 (Please dial in 10-15 minutes before conference call start time)
•Live webcast: https://events.q4inc.com/attendee/391039233

Telephone and Webcast Replay

•Telephone replay will be available one hour after the end of the call through August 13, 2024. In the U.S., call 1.866.813.9403. In Canada, call 1.226.828.7578. In other international locations, call +1.929.458.6194.
•Conference replay number: 158425
•Webcast replay will be available for one year using the above link.

About Owens Corning

Owens Corning is a global residential and commercial building products leader committed to building a sustainable future through material innovation. Our four integrated businesses – Roofing, Insulation, Doors, and Composites – provide durable, sustainable, energy-efficient solutions that leverage our unique material science, manufacturing, and market knowledge to help our customers win and grow. We are global in scope, human in scale with more than 25,000 employees in 31 countries dedicated to generating value for our customers and shareholders and making a difference in the communities where we work and live. Founded in 1938 and based in Toledo, Ohio, USA, Owens Corning posted 2023 sales of $9.7 billion. For more information, visit www.owenscorning.com.

Use of Non-GAAP Measures

Owens Corning uses non-GAAP measures in its earnings press release that are intended to supplement investors' understanding of the company's financial information. These non-GAAP measures include EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, adjusted earnings, adjusted diluted earnings per share attributable to Owens Corning common stockholders ("adjusted EPS"), adjusted pre-tax earnings, free cash flow, free cash flow conversion and net debt-to-adjusted EBITDA. When used to report historical financial information, reconciliations of these non-GAAP measures to the corresponding GAAP measures are included in the financial tables of this press release. Specifically, see Table 2 for EBIT, adjusted EBIT, EBITDA, and adjusted EBITDA, Table 3 for adjusted earnings and adjusted EPS, and Table 8 for free cash flow and free cash flow conversion (annually).

For purposes of internal review of Owens Corning's year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not representative of ongoing operations. The non-GAAP financial measures resulting from these adjustments (including adjusted EBIT, adjusted EBITDA, adjusted earnings, adjusted EPS, and adjusted pre-tax earnings) are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Management believes that these adjustments result in a measure that provides a useful representation of its operational performance; however, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with GAAP.

Free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate the company's ability to generate cash to pursue opportunities that enhance shareholder value. The company defines free cash flow as net cash flow provided by operating activities, less cash paid for property, plant and equipment. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to the company's mandatory debt service requirements. Free cash flow conversion is a non-GAAP liquidity measure used to measure the company’s efficiency in turning profits into free cash flow from its core operations. The company defines free cash flow conversion as free cash flow divided by adjusted earnings. Free cash flow and free cash flow conversion is used internally by the company for various purposes, including reporting results of operations to the Board of Directors of the company and analysis of performance.

Management believes that these measures provide a useful representation of our operational performance and liquidity; however, the measures should not be considered in isolation or as a substitute for net cash flow provided by operating activities or net earnings attributable to Owens Corning as prepared in accordance with GAAP.

When the company provides forward-looking expectations for non-GAAP measures, the most comparable GAAP measures and a reconciliation between the non-GAAP expectations and the corresponding GAAP measures are generally not available without unreasonable effort due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods. The variability in timing and amount of adjusting items could have significant and unpredictable effect on our future GAAP results.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These risks, uncertainties and other factors include, without limitation: levels of residential and commercial or industrial construction activity; demand for our products; industry and economic conditions including, but not limited to, supply chain disruptions, recessionary conditions, inflationary pressures, interest rate and financial markets volatility, and the viability of banks and other financial institutions; availability and cost of energy and raw materials; levels of global industrial production; competitive and pricing factors; relationships with key customers and customer concentration in certain areas; issues related to acquisitions, divestitures and joint ventures or expansions, including the acquisition of Masonite International Corporation ("Masonite"); climate change, weather conditions and storm activity; legislation and related regulations or interpretations, in the United States or elsewhere; domestic and international economic and political conditions, policies or other governmental actions, as well as war and civil disturbance; changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, catastrophes, pandemics, theft or sabotage; environmental, product-related or other legal and regulatory liabilities, proceedings or actions; research and development activities and intellectual property protection; issues involving implementation and protection of information technology systems; foreign exchange and commodity price fluctuations; our level of indebtedness, including indebtedness incurred in connection with the acquisition of Masonite; our liquidity and the availability and cost of credit; our ability to achieve expected synergies, cost reductions and/or productivity improvements, including our ability to achieve the strategic and other objectives relating to the Masonite acquisition; the level of fixed costs required to run our business; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees and labor disputes or shortages; our ability to successfully integrate the Masonite acquisition; our ability to achieve the objectives relating to the strategic review of our glass reinforcements business; defined benefit plan funding obligations; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of August 6, 2024, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Media Inquiries:	Investor Inquiries:
Megan James	Amber Wohlfarth
419.348.0768	419.248.5639

Owens Corning Company News / Owens Corning Investor Relations News

Table 1
Owens Corning and Subsidiaries
Consolidated Statements of Earnings
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
NET SALES	$2,789	$2,563	$5,089	$4,894
COST OF SALES	1,922	1,811	3,542	3,553
Gross margin	867	752	1,547	1,341
OPERATING EXPENSES
Marketing and administrative expenses	249	207	461	411
Science and technology expenses	34	28	65	56
Gain on sale of site	—	—	—	(189)
Other expense, net	127	30	161	42
Total operating expenses	410	265	687	320
OPERATING INCOME	457	487	860	1,021
Non-operating income	(1)	—	(1)	—
EARNINGS BEFORE INTEREST AND TAXES	458	487	861	1,021
Interest expense, net	64	23	81	45
EARNINGS BEFORE TAXES	394	464	780	976
Income tax expense	110	121	198	251
Equity in net earnings of affiliates	2	1	2	1
NET EARNINGS	286	344	584	726
Net earnings (loss) attributable to non-redeemable and redeemable noncontrolling interests	1	(1)	—	(2)
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$285	$345	$584	$728
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$3.27	$3.81	$6.69	$8.01
Diluted	$3.24	$3.78	$6.63	$7.94
WEIGHTED AVERAGE COMMON SHARES
Basic	87.2	90.5	87.3	90.9
Diluted	88.0	91.3	88.1	91.7

Table 2
Owens Corning and Subsidiaries
EBIT Reconciliation Schedules
(unaudited)

Adjusting income (expense) items to EBIT are shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Restructuring costs	$(47)	$(47)	$(61)	$(65)
Gain on sale of Santa Clara, California site	—	—	—	189
Gains on sale of certain precious metals	—	—	—	2
Paroc marine recall	(6)	—	(7)	—
Strategic review-related charges	(15)	—	(17)	—
Acquisition-related transaction costs	(29)	—	(47)	—
Acquisition-related integration costs	(21)	—	(21)	—
Recognition of acquisition inventory fair value step-up	(12)		(12)	—
Total adjusting items	$(130)	$(47)	$(165)	$126

The reconciliation from Net earnings attributable to Owens Corning to EBIT and Adjusted EBIT, and the reconciliation from EBIT to EBITDA and adjusted EBITDA are shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$285	$345	$584	$728
Net earnings (loss) attributable to non-redeemable and redeemable noncontrolling interests	1	(1)	—	(2)
NET EARNINGS	286	344	584	726
Equity in net earnings of affiliates	2	1	2	1
Income tax expense	110	121	198	251
EARNINGS BEFORE TAXES	394	464	780	976
Interest expense, net	64	23	81	45
EARNINGS BEFORE INTEREST AND TAXES	458	487	861	1,021
Less: Adjusting items from above	(130)	(47)	(165)	126
ADJUSTED EBIT	$588	$534	$1,026	$895
Net sales	$2,789	$2,563	$5,089	$4,894
ADJUSTED EBIT as a % of Net sales	21%	21%	20%	18%

EARNINGS BEFORE INTEREST AND TAXES	$458	$487	$861	$1,021
Depreciation and amortization	167	159	298	286
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION	625	646	1,159	1,307
Less: Adjusting items from above	(130)	(47)	(165)	126
Accelerated depreciation and amortization included in restructuring and integration	(13)	(29)	(17)	(30)
ADJUSTED EBITDA	$742	$664	$1,307	$1,151
Net sales	$2,789	$2,563	$5,089	$4,894
ADJUSTED EBITDA as a % of Net sales	27%	26%	26%	24%

Table 3
Owens Corning and Subsidiaries
EPS Reconciliation Schedules
(unaudited)
(in millions, except per share data)
A reconciliation from Net earnings attributable to Owens Corning to adjusted earnings and a reconciliation from diluted earnings per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
RECONCILIATION TO ADJUSTED EARNINGS
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$285	$345	$584	$728
Adjustment to remove adjusting items and other adjustments(a)	146	47	181	(126)
Adjustment to remove tax (benefit)expense on adjusting items and other adjustments (b)	(24)	(11)	(31)	35
Adjustment to tax (benefit) expense to reflect pro forma tax rate (c)	1	7	(10)	8
ADJUSTED EARNINGS	$408	$388	$724	$645

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$3.24	$3.78	$6.63	$7.94
Adjustment to remove adjusting items (a)	1.66	0.51	2.05	(1.37)
Adjustment to remove tax (benefit) expense on adjusting items (b)	(0.27)	(0.12)	(0.35)	0.38
Adjustment to tax (benefit) expense to reflect pro forma tax rate (c)	0.01	0.08	(0.11)	0.08
ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$4.64	$4.25	$8.22	$7.03

RECONCILIATION TO DILUTED SHARES OUTSTANDING
Weighted-average number of shares outstanding used for basic earnings per share	87.2	90.5	87.3	90.9
Non-vested restricted stock units and performance share units	0.8	0.8	0.8	0.8
Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings per share	88.0	91.3	88.1	91.7

(a)
Please refer to Table 2 "EBIT Reconciliation Schedules" for additional information on adjusting items. Adjusting items shown here also include financing fees of $16 million relative to the term loan amortized to interest expense, net for the three and six months ended June 30, 2024.

(b)	The tax impact of adjusting items is based on our expected tax accounting treatment and rate for the jurisdiction of each adjusting item.
(c)	To compute adjusted earnings, we apply a full year pro forma effective tax rate to each quarter presented. For 2024, we have used a full year pro forma effective tax rate of 25%, which is the mid-point of our 2024 effective tax rate guidance of 24% to 26%. For comparability, in 2023, we have used an effective tax rate of 24%, which was our 2023 effective tax rate, excluding the adjusting items referenced in (a) and (b).

Table 4
Owens Corning and Subsidiaries
Consolidated Balance Sheets
(unaudited)
(in millions, except per share data)

ASSETS	June 30, 2024	December 31, 2023
CURRENT ASSETS
Cash and cash equivalents	$254	$1,615
Receivables, less allowance of $4 at June 30, 2024 and $11 at December 31, 2023	1,680	987
Inventories	1,576	1,198
Other current assets	209	117
Total current assets	3,719	3,917
Property, plant and equipment, net	4,640	3,841
Operating lease right-of-use assets	456	222
Goodwill	2,683	1,392
Intangible assets, net	3,006	1,528
Deferred income taxes	39	24
Other non-current assets	448	313
TOTAL ASSETS	$14,991	$11,237
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,403	$1,216
Current operating lease liabilities	87	62
Short-term debt	155	1
Long-term debt - current portion	435	431
Other current liabilities	642	614
Total current liabilities	2,722	2,324
Long-term debt, net of current portion	5,020	2,615
Pension plan liability	66	69
Other employee benefits liability	110	112
Non-current operating lease liabilities	386	165
Deferred income taxes	811	427
Other liabilities	351	315
Total liabilities	9,466	6,027
Redeemable noncontrolling interest	—	25
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	4,186	4,166
Accumulated earnings	5,273	4,794
Accumulated other comprehensive deficit	(597)	(503)
Cost of common stock in treasury (c)	(3,391)	(3,292)
Total Owens Corning stockholders’ equity	5,472	5,166
Noncontrolling interests	53	19
Total equity	5,525	5,185
TOTAL LIABILITIES AND EQUITY	$14,991	$11,237

(a)10 shares authorized; none issued or outstanding at June 30, 2024, and December 31, 2023
(b)400 shares authorized; 135.5 issued and 86.9 outstanding at June 30, 2024; 135.5 issued and 87.2 outstanding at December 31, 2023
(c)48.6 shares at June 30, 2024, and 48.3 shares at December 31, 2023

Table 5
Owens Corning and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Six Months Ended June 30,
	2024	2023
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net earnings	$584	$726
Adjustments to reconcile net earnings to cash from operating activities:
Depreciation and amortization	298	286
Deferred income taxes	(26)	43
Stock-based compensation expense	53	27
Gain on sale of site	—	(189)
Other adjustments to reconcile net earnings to cash from operating activities	(8)	2
Changes in operating assets and liabilities	(376)	(559)
Pension fund contribution	(3)	(3)
Payments for other employee benefits liabilities	(6)	(6)
Other	1	3
Net cash flow provided by operating activities	517	330
NET CASH FLOW USED FOR INVESTING ACTIVITIES
Cash paid for property, plant, and equipment	(309)	(280)
Proceeds from the sale of assets or affiliates	12	189
Investment in subsidiaries and affiliates, net of cash acquired	(2,857)	—
Other	—	(11)
Net cash flow used for investing activities	(3,154)	(102)
NET CASH FLOW PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Proceeds from long-term debt	1,968	—
Payments on long-term debt	(473)	—
Proceeds from senior revolving credit and receivables securitization facilities	470	—
Payments on senior revolving credit and receivables securitization facilities	(315)	—
Proceeds from term loan borrowing	2,784	—
Payments on term loan borrowing	(2,800)	—
Dividends paid	(104)	(95)
Purchases of treasury stock	(185)	(275)
Finance lease payments	(19)	(16)
Other	(5)	1
Net cash flow provided by (used for) financing activities	1,321	(385)
Effect of exchange rate changes on cash	(33)	27
Net decrease in cash, cash equivalents and restricted cash	(1,349)	(130)
Cash, cash equivalents and restricted cash at beginning of period	1,623	1,107
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$274	$977

Table 6
Owens Corning and Subsidiaries
Segment Information
(unaudited)

Roofing
The table below provides a summary of net sales, EBIT, depreciation and amortization expense and EBITDA for the Roofing segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$1,105	$1,123	$2,062	$2,018
% change from prior year	-2%	10%	2%	9%
EBIT	$373	$338	$659	$547
EBIT as a % of net sales	34%	30%	32%	27%
Depreciation and amortization expense	$15	$16	$30	$32
EBITDA	$388	$354	$689	$579
EBITDA as a % of net sales	35%	32%	33%	29%

Insulation
The table below provides a summary of net sales, EBIT, depreciation and amortization expense and EBITDA for the Insulation segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$916	$905	$1,820	$1,824
% change from prior year	1%	-3%	—%	2%
EBIT	$183	$163	$344	$319
EBIT as a % of net sales	20%	18%	19%	17%
Depreciation and amortization expense	$51	$57	$102	$108
EBITDA	$234	$220	$446	$427
EBITDA as a % of net sales	26%	24%	25%	23%
Doors
The table below provides a summary of net sales, EBIT, depreciation and amortization expense and EBITDA for the Doors segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$311	$—	$311	$—
% change from prior year	N/A	N/A	N/A	N/A
EBIT	$34	$—	$34	$—
EBIT as a % of net sales	11%	N/A	11%	N/A
Depreciation and amortization expense	$27	$—	$27	$—
EBITDA	$61	$—	$61	$—
EBITDA as a % of net sales	20%	—%	20%	—%

Table 6 (continued)
Owens Corning and Subsidiaries
Segment Information
(unaudited)

Composites
The table below provides a summary of net sales, EBIT, depreciation and amortization expense and EBITDA for the Composites segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$546	$620	$1,069	$1,205
% change from prior year	-12%	-14%	-11%	-16%
EBIT	$61	$87	$107	$136
EBIT as a % of net sales	11%	14%	10%	11%
Depreciation and amortization expense	$45	$43	$89	$87
EBITDA	$106	$130	$196	$223
EBITDA as a % of net sales	19%	21%	18%	19%

Table 7
Owens Corning and Subsidiaries
Corporate, Other and Eliminations
(unaudited)
Corporate, Other and Eliminations
The table below provides a summary of EBIT and depreciation and amortization expense for the Corporate, Other and Eliminations category (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Restructuring costs	$(47)	$(47)	$(61)	$(65)
Gain on sale of Santa Clara, California site	—	—	—	189
Gains on sale of certain precious metals	—	—	—	2
Paroc marine recall	(6)	—	(7)	—
Strategic review-related charges	(15)	—	(17)	—
Acquisition-related transaction costs	(29)	—	(47)	—
Acquisition-related integration costs	(21)	—	(21)	—
Recognition of acquisition inventory fair value step-up	(12)	—	(12)	—
General corporate expense and other	(63)	(54)	(118)	(107)
EBIT	$(193)	$(101)	$(283)	$19
Depreciation and amortization	$29	$43	$50	$59

Table 8
Owens Corning and Subsidiaries
Free Cash Flow Reconciliation Schedule
(unaudited)

The reconciliation from net cash flow provided by (used for) operating activities to free cash flow is shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$493	$494	$517	$330
Less: Cash paid for property, plant and equipment	(157)	(122)	(309)	(280)
FREE CASH FLOW	$336	$372	$208	$50